Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A. Telephone: 433.539.5008 • Fax:

410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

Integral Systems Announces Fourth Quarter and Fiscal Year 2009 Results

COLUMBIA, MD, December 7, 2009 — Integral Systems, Inc. (NASDAQ: ISYS) (“Company”) today reported preliminary, unaudited financial results for the fourth quarter and fiscal year ended September 25, 2009.

Revenue for the fourth quarter was $38.9 million, down 16% compared to the fourth quarter of fiscal 2008. Gross margin for the quarter was 32.6% compared to 45.4% for the same period last year. Fourth quarter 2009 loss from operations was $1.6 million compared to income of $7.6 million in the fourth quarter 2008. The decline in revenue was primarily the result of a $3.9 million revenue rate reserve taken to provide for potential future audit adjustments by the U.S. government relating to reimbursable rates on government programs. In late October, the Company received an unexpected notice from the government that a majority of its product development costs were being disallowed for reimbursement. The Company has been in discussions with the government and, while no assurance can be given, we are hopeful of recovering some or all this reserve in future periods. Gross margin was lower in the quarter due to higher unallowable costs in the government segment. Operating results reflect higher investments in research and development initiatives as well as the rate reserve taken in the Company’s government segment, and includes some anticipated non-recurring costs related to the management restructuring that occurred in August. Dilutive earnings per share for the fourth quarter of 2009 was a loss of $0.06 compared to dilutive earnings of $0.28 per share for the fourth quarter of fiscal 2008.

Revenue for the full year was $159.9 million versus $160.2 million reported in fiscal 2008. Gross margin for fiscal 2009 was 33.6% compared to 38.7% for fiscal 2008. Fiscal 2009 operating income declined by $25.0 million from $25.1 million reported in fiscal 2008 due to higher SG&A expenses and rate reserves for our government programs. Year-to-date 2009 dilutive earnings per share including the revenue rate reserve taken in the fourth quarter was $0.06 compared to $1.01 per share in 2008.

The Company noted that its previous full year earnings guidance of $0.15 per share had reflected $1.8 million of the $3.9 million rate reserve that was ultimately taken. Excluding the impact of the additional $2.1 million revenue rate reserve that was taken in the fourth quarter, the company would have reported full fiscal year 2009 dilutive earnings of $0.14 per share.

“2009 was a challenging year for the company. A series of one-time events impacted our financial performance, overshadowing many notable developments ranging from the renewal and extension of key contracts to the growth and expansion of our international operations,” said Paul Casner, President and Chief Executive Officer of Integral Systems. “Most importantly, as we closed fiscal 2009, we concluded a number of critical infrastructure initiatives which position the company for efficient and focused growth going forward, including reductions in indirect cost structures, resolution of lingering legal matters and a strengthened senior management team.”

Casner concluded, “Looking ahead, we have many reasons to be cautiously optimistic that fiscal 2010 will reflect the benefits of the initiatives we have taken to refocus the business on its core competencies, improve operational efficiencies, and create a platform for growth. We expect to build upon the momentum created by almost $100 million in new bookings already received and the elevated business activity we see in our markets.”

Mr. Paul Casner, Chief Executive Officer, and Mr. Bill Bambarger, Chief Financial Officer, will host the Company’s fourth quarter earnings results conference call on Monday, December 7, 2009, at 11:00 AM ET. Interested parties are invited to participate in this conference call by dialing: 1.888.221.9554. A replay of the conference call can be heard from 2:00 pm EST Monday, December 7, 2009, through midnight EST Thursday, December 10, 2009, by dialing 1.888.203.1112 or 719.457.0820 and asking for ID number 2364750.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company's financial projections, all of which are based on the Company's current expectations. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that the Company's projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company's reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company's government and commercial contracts are subject, the Company's dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company's acquisition strategy and those other risks noted in the Company's SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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Company Contact: Kathryn Herr Vice President, Marketing and Communications Integral Systems, Inc. Phone: 443.539.5118 kherr@integ.com	Media Contact: Michael Glickman Zeno Group for Integral Systems Phone: 212.299.8994 Michael.glickman@zenogroup.com

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 25, 2009 and September 30, 2008

(in thousands of dollars, except share amounts)

	September 25, 2009	September 30, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,698	$15,026
Accounts receivable, net of allowance for doubtful accounts	27,016	16,688
Unbilled revenues	37,028	18,656
Prepaid expenses and other current assets	1,256	2,542
Income tax receivable	12,361	4,782
Deferred contract costs	2,598	6,558
Inventory	9,994	7,237

Total current assets	95,951	71,489

Property and equipment, net	20,368	17,634
Goodwill	54,113	51,414
Intangible assets, net	6,711	—
Other assets	1,181	6,666

Total assets	$178,324	$147,203

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,771	$7,163
Accrued expenses	17,941	16,650
Deferred tax liability	7,347	—
Deferred revenue	12,373	12,403
Short term debt	5,311	—

Total current liabilities	48,743	36,216

Deferred rent, non-current	8,460	—
Obligations under capital leases	5,163	—
Other non-current liabilities	955	946

Total liabilities	63,321	37,162

Stockholders’ equity:
Common stock, $.01 par value, 80,000,000 shares authorized, and 17,331,796 and 17,246,034 shares issued and outstanding at September 25, 2009 and September 30, 2008, respectively	173	173
Additional paid-in capital	66,461	62,608
Retained earnings	48,354	47,249
Accumulated other comprehensive income	15	11

Total stockholders’ equity	115,003	110,041

Total liabilities and stockholders’ equity	$178,324	$147,203

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 25, 2009	September 30, 2008	September 25, 2009	September 30, 2008
	(Unaudited)		(unaudited)
Revenue	$38,912	$46,344	$159,933	$160,170

Cost of revenue	26,246	25,325	106,149	98,172

Gross profit	12,666	21,019	53,784	61,998

Operating expense:
Selling, general & administrative	12,922	11,998	49,131	33,585
Research & development	1,363	1,417	4,550	3,317

Total operating expense	14,285	13,415	53,681	36,902

(Loss) income from operations	(1,619)	7,604	103	25,096

Other income, net	94	(52)	(31)	211

(Loss) income before income taxes	(1,525)	7,552	72	25,307

Income tax (benefit) provision	(448)	2,637	(1,033)	7,133

Net (loss) income	$(1,077)	$4,915	$1,105	$18,174

Comprehensive (loss) income:
Cumulative currency translation adjustment	(4)	(34)	4	2

Total comprehensive (loss) income	$(1,081)	$4,881	$1,109	$18,176

Weighted average number of common shares:
Basic	17,360	17,182	17,317	17,813
Diluted	17,360	17,444	17,370	18,008

Net (loss) income per share:
Basic	$(0.06)	$0.29	$0.06	$1.02
Diluted	$(0.06)	$0.28	$0.06	$1.01

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 25, 2009	September 30, 2008	September 25, 2009	September 30, 2008
	(unaudited)		(unaudited)
Revenue:
Government Systems	$17,476	$24,181	$82,269	$83,603
Commercial Systems	3,727	5,981	22,400	20,117
Space Communications Systems	20,324	20,240	65,164	66,897
Elimination of intersegment sales	(2,615)	(4,058)	(9,900)	(10,447)

Total revenue	38,912	46,344	159,933	160,170

Cost of revenue:
Government Systems	16,122	15,532	64,631	58,795
Commercial Systems	2,566	4,094	16,078	13,556
Space Communications Systems	10,173	9,757	35,340	36,268
Elimination of intersegment sales	(2,615)	(4,058)	(9,900)	(10,447)

Total cost of revenue	26,246	25,325	106,149	98,172

Gross profit:
Government Systems	1,354	8,649	17,638	24,808
Gross Margin	7.7%	35.8%	21.4%	29.7%
Commercial Systems	1,161	1,887	6,322	6,561
Gross Margin	31.2%	31.5%	28.2%	32.6%
Space Communications Systems	10,151	10,483	29,824	30,629
Gross Margin	49.9%	51.8%	45.8%	45.8%

Total gross profit	12,666	21,019	53,784	61,998

Gross Margin	32.6%	45.4%	33.6%	38.7%

Operating expense:
Government Systems	5,501	6,696	21,161	17,623
Commercial Systems	1,965	1,768	7,341	5,305
Space Communications Systems	6,819	4,951	25,179	13,974

Total operating expense	14,285	13,415	53,681	36,902

(Loss) income from operations:
Government Systems	(4,147)	1,953	(3,523)	7,185
Operating margin	-23.7%	8.1%	-4.3%	8.6%
Commercial Systems	(804)	119	(1,019)	1,256
Operating margin	-21.6%	2.0%	-4.5%	6.2%
Space Communications Systems	3,332	5,532	4,645	16,655
Operating margin	16.4%	27.3%	7.1%	24.9%

Total (loss) income from operations	$(1,619)	$7,604	$103	$25,096

Operating margin	-4.2%	16.4%	0.1%	15.7%